DEBT SETTLEMENT AGREEMENT

On this date of August 1, 2016, Black Stallion Oil & Gas and Rancho Capital Management Inc. enter into a Debt Settlement Agreement to settle an outstanding contractual obligation between Black Stallion Oil & Gas and Rancho Capital Management Inc. dated April 8, 2016.

Debt Settlement Terms:

The contractual obligation duly earned, having a total dollar value of $120,000.00 in favor of Rancho Capital Management Inc. Rancho Capital Management has elected to convert through Debt settlement dated August 1, 2016 $50,000.00 of the $120,000.00 due pursuant to the contract of April 8, 2016 between Black Stallion Oil & Gas Inc. and Rancho Capital Management Inc.

Rancho Capital Management has elected to Debt settle a portion of the balance owed pursuant to the contract of April 8, 2016 , $50,000.00 of the $75,000.00 balance through the issuance of common shares of the company at the price of $.001 per share resulting in the issuance of 50,000,000 restricted common shares of the company.

Invoice #	Start Date	End Date	Amount
	April 8, 2016	Earned upon Execution	$120,000.00
		Total	$120,000.00

Rancho Capital Management Inc. will have a balance owed outstanding by the company of $25,000.00 after share issuance.
Black Stallion Oil & Gas will provide all the supportive documentation to Interwest Stock Transfer to facilitate the issuance of the common shares to Rancho Capital Management Inc.

Additionally Black Stallion Oil & Gas will provide all supportive documentation to process the Convertible Promissory Note conversion in to free trading common shares of the company if applicable.

Agreed and accepted:

Black Stallion Oil & Gas

Rancho Capital Management Inc.